                Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFORMANT FINANCIAL CORPORATION
PERFORMANT FINANCIAL CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:
FIRST: The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on October 8, 2003, under the name “DCS Holdings, Inc.”
SECOND: This amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: Article FIRST of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
“FIRST: The name of the corporation is Performant Healthcare, Inc.”
FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized Chief Executive Officer this 9th day of December, 2024.

PERFORMANT FINANCIAL CORPORATION
By:	/s/Simeon M. Kohl
Name:	Simeon M. Kohl
Title:	Chief Executive Officer